Exhibit 99.1

News Release

Video Display Announces Form 10-Q for Third Quarter of Fiscal 2006
to be Filed after Due Date

January 23, 2006 — Video Display Corporation (NASDAQ:VIDE) today reported that the Company has not been able to file its Quarterly Report on Form 10-Q for the quarter ended November 30, 2005 on a timely basis due to unresolved issues relating to its accounting for certain non-income tax-based franchise taxes and the treatment of foreign subsidiary losses for income tax purposes in the fiscal year ended February 28, 2005 and several prior fiscal years. The Company has identified transactions totaling approximately $400,000 related to these tax accounting issues, and is working with its current independent public accounting firm and its previous firm of independent public accountants to resolve these issues and file its Form 10-Q as soon as possible. The Company expects that due to this late filing it will receive a notice from The Nasdaq Stock Market regarding the delisting of the Company’s shares on Nasdaq due to the late filing of the Form 10-Q, subject to the Company having a right to appeal such delisting decision before it goes into effect. The Company will make an appropriate announcement at that time regarding the notice from The Nasdaq Stock Market and the steps the Company intends to take to continue its listing.

Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2005, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080